Exhibit 99.2

CONSENT OF DIRECTOR

I, Yuan Lu, hereby consent to be a director of Hartford Creative Group, Inc. upon the consummation of its registered public offering and to the inclusion of my name and biography in the Registration Statement on Form S-1 (File No. 333-285158) and related prospectus of Hartford Creative Group, Inc. for such offering.

/s/ Yuan Lu
Yuan Lu

Dated: August 27, 2025